As filed with the Securities and Exchange Commission on April 4, 2024

Registration No. 333-229562

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM F-3 REGISTRATION STATEMENT NO. 333-229562
ON FORM S-3

UNDER THE SECURITIES ACT OF 1933

ELECTRAMECCANICA VEHICLES CORP.
(Exact name of registrant as specified in its charter)

British Columbia	3711	98-1485035
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

8127 E. Ray Road
Mesa, Arizona, 85212
Telephone: (604) 428-7656
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Xos, Inc.
3550 Tyburn Street
Los Angeles, California, 90065
Telephone: (818) 316-1890
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
David Peinsipp
Logan Tiari
Cooley LLP
10265 Science Center Drive
San Diego, California 92121-1117
Telephone: (858) 550-6000

Approximate date of commencement of proposed sale to the public: Not applicable. The registrant is filing this post-effective amendment to remove from registration any securities registered hereunder that remain unsold.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 to Form F-3 on Form S-3 (“Post-Effective Amendment”) relates to the Registration Statement on Form F-3 (File No. 333-229562) (the “Registration Statement”) filed by ElectraMeccanica Vehicles Corp., a corporation existing under the laws of the Province of British Columbia (the “Company”), with the Securities and Exchange Commission on February 8, 2019. The Registration Statement registered up to 4,250,000 common shares of the Company, without par value, issuable upon the exercise of warrants. The Company ceased to qualify as a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act of 1933, as amended, and Rule 3b-4 under the Securities Exchange Act of 1934, as amended, as of June 30, 2022. Accordingly, the Company is no longer a foreign private issuer and, as a result, is subject to the registration requirements applicable to a United States domestic registrant. This Post-Effective Amendment is being filed by the Company to convert the Registration Statement into a Registration Statement on Form S-3 and to remove from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statement as of the date hereof.

Pursuant to the Agreement and Plan of Merger, dated as of January 11, 2024, by and between the Company and Xos, Inc., a Delaware corporation (“Xos”), Xos acquired all of the issued and outstanding common shares of the Company by way of a statutory plan of arrangement (the “Arrangement”) under the Business Corporations Act (British Columbia).

As a result of the Arrangement, by filing this Post-Effective Amendment, the Company has terminated any and all offerings of its securities pursuant to the Registration Statement. Accordingly, the Company hereby terminates the effectiveness of the Registration Statement and, in accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, removes from registration any and all securities of the Company registered for issuance but remain unsold or otherwise unissued under the Registration Statement as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mesa, State of Arizona, on April 4, 2024.

ELECTRAMECCANICA VEHICLES CORP.

By:	/s/ Stephen Johnston
Name:	Stephen Johnston
Title:	Chief Financial Officer

Pursuant to Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment.